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EXHIBIT 11

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MARK TWAIN BANCSHARES, INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
                                                                  Six Months Ended                    Three Months Ended
                                                                       June 30,                              June 30,
(in thousands of $ except for per share data)                    1995           1994                 1995             1994
                                                              ------------------------            -------------------------
PRIMARY
  Earnings:
    Net income                                                $22,993          $19,492            $11,625            $9,918
                                                              =======          =======            =======            ======
  Shares:
    Weighted average number of common
      shares outstanding                                   16,038,369       15,825,494         16,018,107        15,851,764
    Weighted average number of common
      share equivalents                                       190,063          243,105            219,115           246,020
                                                           ----------       ----------         ----------        ----------
                                                           16,228,432       16,068,599         16,237,222        16,097,784
                                                           ==========       ==========         ==========        ==========


  Primary earnings per common share                             $1.42            $1.21               $.72              $.62
                                                                =====            =====               ====              ====




ASSUMING FULL DILUTION
  Earnings:
    Net income                                                $22,993          $19,492            $11,625           $ 9,918
    Add: After tax interest applicable to
         Convertible Notes                                        189              228                 93               112
         Amortization of capital note fees                         21               34                 10                21
                                                              -------          -------            -------            ------
  Fully diluted net income                                    $23,203          $19,754            $11,728           $10,051
                                                              =======          =======            =======           =======
  Shares:
    Weighted average number of common
      shares outstanding                                   16,038,369       15,825,494         16,018,107        15,851,764
    Assuming conversion of Convertible Notes
      and dilutive stock options                              779,689          900,033            764,062           882,599
                                                           ----------       ----------         ----------        ----------
                                                           16,818,058       16,725,527         16,782,169        16,734,363
                                                           ==========       ==========         ==========        ==========


  Earnings per common share assuming full dilution              $1.38            $1.18               $.70              $.60
                                                                =====            =====               ====              ====

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